Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus filed with the Securities and Exchange Commission on January 20, 2015 and related Prospectus and with respect to the Senior Unsecured Debt Securities of Third Point Re (USA) Holdings Inc., and related Guarantee thereof by Third Point Reinsurance Ltd. and to the incorporation by reference therein of our report dated February 27, 2014, except for Notes 25 and 26, as to which the date is January 19, 2015, with respect to the financial statements and financial statement schedules of Third Point Reinsurance Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission, as updated by the Current Report on Form 8-K dated January 20, 2015.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

January 20, 2015